Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form S-1 of our report dated May 12, 2022, relating to the financial statements of The Catalyst Group Entertainment, LLC, as of December 31, 2021 and 2020 and to all references to our firm included in this Offering Statement.

We hereby consent to the incorporation in this Offering Statement on Form S-1 of our report dated May 12, 2022, relating to the financial statements of IQI Media, Inc, as of December 31, 2021 and 2020 and to all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

August 22, 2022